EXHIBIT 16

ERNST & YOUNG LLP [LOGO]



August 23, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Gentlemen:


We have read Item 4 of the Amended Form 8-K dated August 23, 1996, of Michigan Financial Corporation and are in agreement with the statements contained in the first, second, and third paragraphs of pages one and two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                             /s/ Ernst & Young LLP